EXHIBIT 12.2

OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$350,212	$356,159	$292,925	$342,766	$330,398
Interest and other charges, before reduction for amounts capitalized	187,890	144,170	116,868	74,051	77,077
Provision for income taxes	239,135	255,915	241,173	278,303	309,995
Interest element of rentals charged to income (a)	104,507	102,469	107,611	104,239	101,862
Earnings as defined	$881,744	$858,713	$758,577	$799,359	$819,332

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$150,632	$119,123	$91,068	$59,465	$58,709
Other interest expense	22,754	14,598	22,069	12,026	16,679
Subsidiaries’ preferred stock dividend requirements	14,504	10,449	3,731	2,560	1,689
Adjustments to subsidiaries’ preferred stock dividends to state on a pre-income tax basis	2,481	2,661	3,014	1,975	1,351
Interest element of rentals charged to income (a)	104,507	102,469	107,611	104,239	101,862
Fixed charges as defined	$294,878	$249,300	$227,493	$180,265	$180,290

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.99	3.44	3.33	4.43	4.54

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

94

EXHIBIT 12.2

OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$350,212	$356,159	$292,925	$342,766	$330,398
Interest and other charges, before reduction for amounts capitalized	187,890	144,170	116,868	74,051	77,077
Provision for income taxes	239,135	255,915	241,173	278,303	309,995
Interest element of rentals charged to income (a)	104,507	102,469	107,611	104,239	101,862
Earnings as defined	$881,744	$858,713	$758,577	$799,359	$819,332

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest on long-term debt	$150,632	$119,123	$91,068	$59,465	$58,709
Other interest expense	22,754	14,598	22,069	12,026	16,679
Preferred stock dividend requirements	25,206	16,959	6,463	5,062	4,324
Adjustments to preferred stock dividends to state on a pre-income tax basis	9,412	7,034	5,264	4,072	3,758
Interest element of rentals charged to income (a)	104,507	102,469	107,611	104,239	101,862
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$312,511	$260,183	$232,475	$184,864	$185,332
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	2.82	3.30	3.26	4.32	4.42

(a)  Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

95